Exhibit 23.3

Tel: (604) 688-5421 Fax: (604) 688-5132 www.bdo.ca	BDO Canada LLP Royal Centre, 1055 West Georgia Street 1100, P.O. Box 11101
Vancouver, British Columbia
V6E 3P3

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated December 28, 2023, relating to the consolidated financial statements of Damon Motors Inc. (the Company), which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO Canada LLP
BDO Canada LLP
Vancouver, British Columbia
January 16, 2025

BDO Canada LLP, a Canadian limited liability partnership, is a member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.